Exhibit No.              Description

                     3(I) Restated Charter of Carolina Power & Light Company as amended on May 10, 1996.

                     3(II)                   By-Laws of  Carolina  Power &
                                             Light   Company   as   amended   on
                                             September 18, 1996.

                     10(b) Performance Share Sub-Plan of the 1997 Equity Incentive Plan, adopted by the Personnel, Executive Development and Compensation
                                             Committee    of   the    Board   of
                                             Directors, March 19, 1997, (subject
                                             to shareholder approval of the 1997
                                             Equity  Incentive  Plan,  which was
                                             obtained on May 7, 1997).

                     27                      Financial Data Schedule